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                                                                 EXHIBIT (a)(11)

                               (THE BONTON LOGO)
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                         CONTACT:
                                              Mary Kerr
                                              Divisional Vice President
                                              Corporate Communications
                                              (717) 751-3071

           THE BON-TON ANNOUNCES SATISFACTION OF REGULATORY CONDITIONS APPLICABLE TO ITS TENDER OFFER FOR SHARES OF ELDER-BEERMAN

            YORK, PA.--OCTOBER 8, 2003--THE BON-TON STORES, INC. (NASDAQ: BONT) today announced the expiration on October 7, 2003, of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to its pending cash tender offer for all outstanding shares of common stock of The Elder-Beerman Stores Corp. (Nasdaq: EBSC) at a price of $8.00 net per share in cash. In addition, The Bon-Ton announced today that on September 29, 2003, The Bon-Ton was advised by the Ohio Division of Securities that the review period applicable to the tender offer under the Ohio Control Bid Law had expired without any action being taken to suspend the tender offer.

            As previously announced, The Bon-Ton and Elder-Beerman entered into a merger agreement pursuant to which an indirect wholly owned subsidiary of The Bon-Ton, Elder Acquisition Corp., commenced, on September 23, 2003, an all cash tender offer for all of the outstanding shares of common stock of Elder-Beerman at a purchase price of $8.00 net per share in cash. The offer is currently scheduled to expire at midnight, New York City time, on Tuesday, October 21, 2003.

            Headquartered in Dayton, Ohio, The Elder-Beerman Stores Corp. is the nation's ninth largest independent department store chain and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania.

            The Bon-Ton Stores, Inc., headquartered in York, Pennsylvania, operates 72 department stores in targeted markets in Pennsylvania, New York, Maryland, New Jersey, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia. The stores carry a broad assortment of quality, brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings.

Note: Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could


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cause such differences include, but are not limited to, the possible failure to satisfy the conditions to the tender offer.

THIS ANNOUNCEMENT IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF ELDER-BEERMAN OR THE BON-TON. THE BON-TON HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TENDER OFFER DOCUMENTS, INCLUDING AN OFFER TO PURCHASE, WITH RESPECT TO THE PENDING TENDER OFFER, AND ELDER-BEERMAN HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH DOCUMENTS BECAUSE THEY INCLUDE IMPORTANT INFORMATION. THE TENDER OFFER MATERIALS, CERTAIN OTHER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT HAVE BEEN SENT FREE OF CHARGE TO ALL SHAREHOLDERS OF ELDER-BEERMAN. ALL OF THESE MATERIALS ARE ALSO AVAILABLE FREE OF CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, AT (888) 750-5834.


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